EXHIBIT 10.133

[Free Translation From Hebrew]

BS”D
Agreement

Entered into and signed on November 20, 2009 between Xfone Inc. (C-23688-2000) (“Xfone”) and David Sela (I.D. No. 511643769) and Blokshtil Ltd. (P.C. No. 511643769) (jointly and/or severally, hereinafter: “Blokshtil”).

Whereas	Xfone holds 69% of the shares of Xfone 018 Ltd. (P.C. No. 513533430) (hereinafter respectively: the “Company” and “Xfone’s Holdings in the Company”); and

Whereas	Blokshtil wishes to purchase from Xfone Xfone’s Holdings in the Company, all subject to and in accordance with this Agreement; and

Whereas	Xfone wishes to sell to Blokshtil Xfone’s Holdings in the Company, all subject to and in accordance with this Agreement; and

Whereas
in the framework of the negotiations between the parties, Xfone provided Blokshtil with, inter alia, the financial statements of the Company as of December 31, 2008 as well as the financial statements of the Company as of September 30, 2009.

Therefore, it has been represented, stipulated and agreed between the parties to this Agreement as follows:

1.
Xfone shall sell to Blokshtil, and Blokshtil shall purchase from Xfone, all of Xfone’s Holdings in the Company (the “Transaction”) in consideration for the sum of $6,900,000, which shall be paid to Xfone by Blokshtil (the “Consideration”).

2.	The Consideration shall be paid to Xfone as follows:

2.1.	The sum of NIS 11,400,000 (the “First Installment”) shall be paid to Xfone by Blokshtil by and no later than November 26, 2009 (the “Date of Performance of the First Installment”).

For the purpose of timely performance of the First Installment, in full, Blokshtil deposited with Xfone, upon execution of this Agreement, a check in the sum of NIS 11,400,000.

2.2.
The balance of the Consideration in the sum of $3,900,000 shall be paid to Xfone by Blokshtil immediately upon receipt of all of the approvals required for the closing of the Transaction (according to the definition of this term below).

3.
The closing of the Transaction shall be subject to payment of the full Consideration to Xfone by Blokshtil as well as receipt of all of the following approvals (the “Approvals Required for the Closing of the Transaction”):

3.1.	Receipt of the approval of the Minister of Communications for performance of the Transaction; and

3.2.	Any other approval that is required pursuant to any law or license of the Company.

4.
In the event that not all of the Approvals Required for the Closing of the Transaction shall be received within 90 days from the date of execution of this Agreement, or in the event that, all of the aforesaid notwithstanding, Blokshtil shall choose not to close the Transaction, for any reason, and at its sole discretion, Blokshtil shall be entitled not to close the Transaction, in which case the following provisions shall apply:

4.1.	The First Installment shall be deemed as a loan that was given to Xfone by Blokshtil, under the following conditions (the “Loan”):

4.1.1.	The date of actual performance of the First Installment shall be deemed as the date of provision of the Loan.

4.1.2.	The Loan shall bear annual interest at the rate of 10%.

4.1.3.	The Loan shall be linked to the U.S. dollar, according to the high transfers rate of Bank Hapoalim Ltd.

4.1.4.	Xfone shall repay the Loan in full (principal and interest) within 18 months from the date on which Blokshtil shall give notice to Xfone, in writing, that it is choosing not to close the Transaction.

5.
All of the aforesaid notwithstanding, if Xfone shall choose, within 30 days from the date of execution of this Agreement, for regulatory, legal and contractual reasons, not to close the Transaction, Xfone shall be entitled not to close the Transaction, in which case – subject to the actual performance of the First Installment – Xfone shall pay Blokshtil, within 7 days, an amount equal to the sum of the First Installment, in NIS, linked to the U.S. dollar, according to the high transfers rate of Bank Hapoalim Ltd., plus 3%.

6.
To secure the undertakings of Xfone according to this Agreement, Xfone shall deposit in escrow with Adv. Daniel Shmuely of 3 Ashkenazi St., Petach Tikva (the “Trustee”), upon performance of the First Installment, a share transfer deed for the transfer of all of Xfone’s Holdings in the Company from Xfone to Blokshtil. The Trustee shall be entitled to make use of the deed in the event that Xfone shall breach its undertaking to close the Transaction or to repay the Loan, as stated in this Agreement (as the case may be), provided that such breach shall not have been remedied by Xfone within 14 days.

7.
Subject to performance of the First Installment, and until the date of closing of the Transaction, or the making of a decision regarding the non-closing of the Transaction in accordance with the aforesaid in this Agreement, Xfone undertakes to continue managing the Company’s affairs in accordance with the Company’s ordinary course of business. Any action that shall be required, which deviates from the Company’s ordinary course of business, shall be brought to the attention and for the approval of Blokshtil.

8.
Xfone shall ensure that for a period of 3 months, from the date of the closing of the Transaction, Mr. Avraham Keinan shall act as accompanying advisor to the Company, under conditions to be agreed upon between the parties.

9.
All of the aforesaid notwithstanding, this Agreement’s taking effect is subject to the approval of Xfone’s board of directors and to the approval of the Company’s board of directors. Xfone undertakes to convene meetings of the board of directors in order to deliberate approval of the Transaction by November 25, 2009.

In witness whereof, we have hereto set our hands:

By:	/s/ Abraham Keinan
Xfone Inc.

By:	/s/ David Sela
David Sela

By:	/s/ Blokshtil Ltd
Blokshtil Ltd